UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2007
Date of Report (Date of earliest event reported)

INPLAY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15069	88-0308867
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

13845 North Northsight Boulevard
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 586-3300
(Registrant’s telephone number, including area code)

234 South Extension Road
Mesa, Arizona 85210
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 31, 2007, we entered into a severance and release agreement with Robert J. Brilon, our former Chief Executive Officer and Chief Financial Officer.  Pursuant to the settlement and release agreement, Mr. Brilon’s employment with us terminated effective July 28, 2007, and he resigned from our Board of Directors effective July 28, 2007.

Pursuant to the settlement and release agreement, Mr. Brilon released us from, among other things, any and all claims or liabilities through July 31, 2007 arising out of Mr. Brilon’s employment agreement and any option agreements with us, Mr. Brilon’s employment with us, or the termination of Mr. Brilon’s employment.  In addition, Mr. Brilon released us from claims or charges relating to violations of certain employment laws.

In consideration for the release and in accordance with the provisions of his employment agreement, we paid, or will pay, Mr. Brilon (a) approximately $541,200, which is equal to two times his current gross annual salary as a severance benefit, to be paid to Mr. Brilon over a two-year period in equal installments; (b) approximately $125,500 representing Mr. Brilon’s unpaid accrued vacation benefits; (c) $250,000 representing an agreed upon amount relating to a bonus payment obligation; (d) approximately $6,700 representing one-half of the remaining amount due under the automobile leased by us and Mr. Brilon; and (e) Mr. Brilon’s and his family’s medical and dental insurance premiums to maintain coverage under the Company’s group medical and dental insurance plans, only to the extent such premiums are not covered by any subsequent employer during the two-year period following the separation date.  In addition, all of Mr. Brilon’s stock options or other rights provided to him under any of our long-term incentive plans immediately vested on the day prior to the effective date of the settlement and release agreement.

The settlement and release agreement is attached hereto as Exhibit 10.28.  The agreement is subject to a seven-day revocation period that will expire on August 7, 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit(s)

10.28	Severance Agreement and Release of Claims between InPlay Technologies and Robert J. Brilon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc.
(Registrant)

Date: Aug. 6, 2007	By:	/s/ Steven P. Hanson
Steven P. Hanson
Chief Executive Officer,
(Principal Executive Officer)